Exhibit 10.23

AMENDMENT FOUR
COMPASS MINERALS INTERNATIONAL, INC. 2005 INCENTIVE AWARD PLAN

WHEREAS, Compass Minerals International, Inc. (the “Company”) maintains the Compass Minerals International, Inc. 2005 Incentive Award Plan, as amended (the “Plan”) for the purpose of promoting and enhancing the value of the Company by linking the personal interest of its key personnel to those of the stockholders; and

WHEREAS, the Company now desires to amend the Plan to provide expressly that the Plan does not permit cash buyouts of underwater stock options or stock appreciation rights;

NOW, THEREFORE, the Plan is amended as follows effective for Awards issued in 2012 and later years:

The last sentence of Section 14.1 of the Plan is amended to read in its entirety as follows:

Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option or SAR may be amended to reduce the per share exercise price of the shares subject to such Option or SAR below the per share exercise price as of the date the Option or SAR is granted;  no Option or SAR may be granted in exchange for, or in connection with, the cancellation or surrender of an Option or SAR having a higher per share exercise price, except as permitted by Article 11 in connection with any changes in capital structure; and no Option or SAR may be repurchased for cash or property at a time when the per share exercise price of the Option or SAR exceeds the per share Fair Market Value of the underlying Stock except in connection with a change of control.

IN WITNESS WHEREOF, this Amendment is executed and effective this 9th day of February 2012.

Compass Minerals International, Inc.

By:	/s/Victoria Heider
Title:	Vice President, Human Relations